                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               SAFETY-KLEEN CORP
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

               [SAFETY-KLEEN LOGO]

                                                                  March 22, 1996
Dear Shareholder:

  Our directors and officers join me in extending a cordial invitation to attend the 1996 annual meeting of shareholders to be held at 10:00 A.M. on Friday, May 10, 1996 at The Westin Hotel O'Hare, 6100 River Road, Rosemont, Illinois 60018.

  In addition to the election of three directors, we shall seek approval of an amendment to the 1993 Stock Option Plan and consideration of two shareholder proposals as described in the accompanying Notice and Proxy Statement. We shall also report to you on the business and affairs of the Company.

  Our Annual Report, including financial statements for the fiscal year 1995, is being mailed with this letter.

  Whether you plan to attend or not, we urge you to sign, date and return the enclosed proxy so as many shares as possible may be represented at the meeting. The vote of every shareholder is important and your cooperation in returning your executed proxy promptly will be appreciated.

  The continuing interest of the shareholders in the business of the Company is gratefully acknowledged and we hope many will attend the meeting.
                                     Sincerely,
                                     LOGO
                                     Donald W. Brinckman
                                     Chairman of the Board

                 LOGO

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 10, 1996

  The 1996 annual meeting of shareholders of Safety-Kleen Corp. ("Safety-Kleen" or the "Company") will be held at The Westin Hotel O'Hare, 6100 River Road, Rosemont, Illinois 60018, at 10:00 A.M., Chicago time, on Friday, May 10, 1996 for the following purposes:

    1. To elect three persons to Safety-Kleen's Board of Directors to serve three-year terms and until their successors are elected and qualified. The Board of Directors recommends that shareholders vote FOR the three incumbent directors nominated by the Board.

    2. To consider and act upon a proposal to amend the Company's 1993 Stock Option Plan to increase by 2,500,000 the number of shares of common stock for which options may be granted under the Plan. The Board of Directors recommends that shareholders vote FOR this proposal.

    3. If presented at the meeting, to consider and vote upon a shareholder proposal requesting that the Company declassify the Board of Directors. The Board of Directors recommends that shareholders vote AGAINST this proposal.

    4. If presented at the meeting, to consider and vote upon a shareholder proposal regarding "Golden Parachute" agreements. The Board of Directors recommends that shareholders vote AGAINST this proposal.

    5. To transact such other business as may properly come before the meeting.

  A Proxy Statement containing information regarding the above appears on the following pages.

  Shareholders of record as of the close of business on March 7, 1996 are entitled to receive notice of and to vote at the annual meeting.

  We hope you can attend the meeting in person. However, even if you plan to do so, WE URGE THAT YOU MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY to Safety-Kleen so that we may be assured of a quorum to transact business. The proxy is revocable. Accordingly, your return of the enclosed proxy form will not affect your right to vote in person at the meeting if you desire to do so.
                                          By Order of the Board of Directors

                                          Robert W. Willmschen, Jr.
                                          Secretary

March 22, 1996
Elgin, Illinois

                             YOUR VOTE IS IMPORTANT
             PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT
                 IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

                                      LOGO

                               ----------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 10, 1996

  This Proxy Statement was first mailed on or about March 22, 1996 to shareholders of Safety-Kleen Corp. ("Safety-Kleen" or the "Company") in connection with the solicitation of proxies by Safety-Kleen's Board of Directors (the "Board of Directors" or "Board") to be used at the 1996 annual meeting of Safety-Kleen's shareholders and any adjournments thereof. The meeting will be held on Friday, May 10, 1996, at 10:00 A.M., Chicago time, at The Westin Hotel O'Hare, 6100 River Road, Rosemont, Illinois 60018.

                                    PROXIES

  The accompanying proxy is solicited on behalf of the Board of Directors. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, facsimile or in person without extra compensation. Morrow & Co., Inc. has been engaged by the Company to assist in the solicitation of proxies for an anticipated fee of not more than $10,000, plus out-of-pocket cost and expenses.

  Proxies in the accompanying form, properly executed and received by Safety-Kleen's Secretary prior to the meeting and not revoked, will be voted as directed thereon or, in the absence of such direction, will be voted as follows: (i) FOR the election to the Board of Directors of the three persons nominated by the Board; (ii) FOR approval of the request to increase the number of shares of common stock authorized to be issued under the Company's 1993 Stock Option Plan; (iii) AGAINST approval of a shareholder proposal requesting the Company to declassify the Board of Directors; (iv) AGAINST approval of a shareholder proposal regarding "Golden Parachute" agreements; and (v) in accordance with the judgment of the persons acting under the proxies with respect to any other matters that may come before the meeting. Any such proxy may be revoked by the person or persons giving it at any time before it has been voted by giving written notice of such revocation to Safety-Kleen's Secretary, by submitting prior to the vote a subsequently dated proxy or by attending the meeting and voting in person. Attendance at the meeting by a shareholder will not in itself revoke a previously delivered proxy.

                   RECORD DATE, SHARES OUTSTANDING AND VOTING

  Shareholders of record as of the close of business on March 7, 1996 are entitled to vote at the annual meeting. On March 7, 1996, 57,868,541 shares of Safety-Kleen's common stock, par value $.10 per share (the "Common Stock"), were outstanding and are entitled to be voted at the annual meeting. Each share of Common Stock entitles the holder to one vote on each matter to be acted on. A majority of the Common Stock outstanding on the record date will constitute a quorum for the transaction of business at the annual meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. For quorum and voting purposes, abstentions are treated as present and entitled to vote and thus have the effect of a vote against a matter. The Company will treat broker non-votes as present for purposes of establishing a quorum. Broker non-votes as to any proposal will be treated as not entitled to vote on that matter and thus not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved or whether a plurality of the vote of the shares present and entitled to vote has been cast.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the Common Stock ownership as of February 28, 1996 of (i) shareholders who, to the knowledge of the Company, owned beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each named executive officer and (iv) the Company's directors and executive officers as a group.

                                               NUMBER OF SHARES   PERCENTAGE OF
                                                 BENEFICIALLY      OUTSTANDING
                     NAME                          OWNED(1)      COMMON STOCK(2)
                     ----                      ----------------  ---------------
FIVE PERCENT SHAREHOLDERS
FMR Corp.
 82 Devonshire St., Boston, MA 02109..........    6,388,981           11.04%
EMERY FAMILY GROUP
------------------
 Joan Emery Lammers
  1801 Seminary St., Alton, IL 62002..........    2,055,981(3)         3.55%
 William H. Emery II
  11388 SW Riverwoods Rd., Portland, OR 97219.    1,670,167(4)         2.89%
 Lucy T. Otzen
  ORC Box 472, 8 Card Sound Pt. Rd., N. Key
  Largo, FL 33037.............................    1,476,831(5)         2.55%
 Edward W. Emery, Jr.
  Route 18, Box 13, Bedford, IN 47421.........      102,171(6)          .18%
 Circle L Enterprises L.P.
  Landmark Center, P.O. Box 1056, Lake Geneva,
  WI 53147....................................    2,051,280(5)         3.54%
DIRECTORS AND NAMED EXECUTIVE OFFICERS
 Donald W. Brinckman..........................      876,771(7)         1.51%
 Joseph Chalhoub..............................      330,759(8)            *
 David A. Dattilo.............................      100,097(9)            *
 Richard T. Farmer............................       39,000(10)           *
 Russell A. Gwillim...........................      197,867(11)           *
 Edgar D. Jannotta............................       63,750(10)           *
 John G. Johnson, Jr..........................       51,207(12)           *
 Karl G. Otzen................................    1,476,831(5)         2.55%
 Paul D. Schrage..............................       27,430(10)           *
 Marcia E. Williams...........................        4,750(13)           *
 Robert W. Willmschen, Jr.....................      127,692(14)           *
 W. Gordon Wood...............................       73,312(10)           *
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A
 GROUP
 (22 individuals).............................    3,901,789(15)        6.60%

--------
    * Denotes less than one percent of shares outstanding.
(1) Under regulations of the Securities and Exchange Commission, persons who own or have the power to vote or dispose of shares, either alone or jointly with others, are deemed to be the beneficial owners of such shares. Such persons are also deemed to be the beneficial owners of shares beneficially owned by certain close family members.

(2) Shares subject to options exercisable within 60 days of February 28, 1996 are considered outstanding for the purpose of determining the percent of the class held by the holder of such option, but not for the purpose of computing the percentage held by others.
(3) The shares shown for Joan Emery Lammers include 683,760 shares contributed by or on behalf of Mrs. Lammers in December 1992 to Circle L Enterprises L.P. (the "Circle L Limited Partnership"). See Note (5).
(4) 683,760 of the shares attributed to Mr. Emery were contributed to the Circle L Limited Partnership in January of 1996. See Note (5).
(5) Karl G. Otzen and Lucy T. Otzen (the "Otzens") are husband and wife. For purposes of this table each is deemed to own shares owned by the other, and accordingly the same shares are shown opposite each of their names. In December 1992, the Otzens caused 683,760 of the shares shown opposite each of their names to be contributed to Circle L Enterprises L.P. Karl G. Otzen, Lucy T. Otzen, Joan Emery Lammers and her husband (the "Lammers") each own one-sixth and William H. Emery owns one-third of the voting stock of the corporation that is general partner of the partnership, and each serves as one of that corporation's seven directors. Because Mr. Emery, the Otzens and the Lammers share voting power over all of the shares held by the Partnership, each of them may be deemed to "own" all shares in the Partnership under the criteria governing this table. To enhance clarity of presentation, however, the shares contributed to the Partnership by Mr. Emery are shown only opposite his name in the table, those shares contributed by Joan Emery Lammers are shown only opposite her name, and the shares contributed by the Otzens are shown only opposite their respective names. The shares shown opposite the Otzens' names also include: 757,721 shares owned by trusts of which the Otzens are co-trustees, 9,100 shares owned by a trust of which The Northern Trust Company is trustee and 26,250 shares subject to options exercisable by Karl G. Otzen within 60 days of February 28, 1996.
(6) All shares are owned by a trust of which The Northern Trust Company is trustee.
(7) Includes 73 shares owned by his wife and 385,604 shares subject to options exercisable within 60 days of February 28, 1996.
(8) Includes 275,000 shares owned by Breslube Industries, Ltd. of which 100% is owned by Mr. Chalhoub. Also included are 59 shares owned by his wife, 75 shares owned by his son and 55,625 shares subject to options exercisable within 60 days of February 28, 1996.
(9) Includes 68,752 shares subject to options exercisable within 60 days of February 28, 1996.
(10) Includes 26,250 shares subject to options exercisable within 60 days of February 28, 1996.
(11) Includes 30,223 shares owned by his wife and 26,250 shares subject to options exercisable within 60 days of February 28, 1996. Mr. Gwillim is also a co-trustee for 45,827 shares held in an irrevocable trust for which he has no beneficial ownership; such shares are not included in the table.
(12) Includes 700 shares owned by his wife and 44,062 shares subject to options exercisable within 60 days of February 28, 1996.
(13) Includes 3,750 shares subject to options exercisable within 60 days of February 28, 1996.
(14) Includes 78,763 shares subject to options exercisable within 60 days of February 28, 1996.
(15) Includes 1,241,134 shares subject to options exercisable within 60 days of February 28, 1996.

PROPOSAL 1: ELECTION OF DIRECTORS

  The Company's nine directors are divided into three classes with three directors elected for a term expiring at the 1998 annual meeting, three directors elected for a term expiring at the 1997 annual meeting and three directors elected for a term expiring at the 1996 annual meeting. One class of directors is elected each year for a three-year term. The terms of Ms. Williams and Messrs. Brinckman and Wood expire at the 1996 annual meeting, and they are nominated for re-election to serve three-year terms expiring in 1999 and until their successors are chosen and have qualified. Directors will be elected at the annual meeting by a plurality of the votes cast at the meeting by the holders of shares entitled to vote in the election represented in person or by proxy. If any of the nominees should be unable or unwilling to serve as a director, an event that is not anticipated, the proxies will be voted for substitute nominees designated by the Board of Directors. There is no cumulative voting as to any matter, including the election of directors. The following sets forth information as to each of the nominees for election at the meeting and each director continuing in office.

  The Board of Directors recommends that shareholders vote FOR Proposal 1. Proxies solicited by the Board of Directors will be so voted unless shareholders specify in their proxies that such votes be withheld.

CLASS OF 1999: (NOMINEES)
                                                             Director since 1968
DONALD W. BRINCKMAN                                                       Age 65

  Mr. Brinckman relinquished his post as Chief Executive Officer of the Company as of December 31, 1994, a position he held since 1968. He served as President of the Company from 1968 to August 1990 and December 1991 until May 1993. Mr. Brinckman was appointed Chairman of the Company's Board of Directors in August 1993. He is also a director of Johnson Worldwide Associates, Inc., Racine, Wisconsin; Paychex, Inc., Rochester, New York and Snap-on Incorporated, Kenosha, Wisconsin. Mr. Brinckman is Chairman of the Executive Committee and is a member of the Environmental Committee.

                                                             Director since 1994
MARCIA E. WILLIAMS                                                        Age 49

  Ms. Williams has been President of Williams & Vanino, Inc., an environmental management consulting firm since 1991. From 1988 until 1991, Ms. Williams was Vice President, Environmental Policy and Planning for Browning-Ferris Industries, Inc. Between 1970 and 1988 Ms. Williams served in various positions with the United States Environmental Protection Agency, including Director, Office of Solid Waste and Deputy Assistant Administrator, Office of Pesticides and Toxic Substances. Ms. Williams chairs the Environmental Committee.

                                                             Director since 1968
W. GORDON WOOD                                                            Age 70

  Mr. Wood was Vice President of the Company from 1968 until he retired on March 31, 1985. Mr. Wood is a member of the Audit Committee.

CLASS OF 1998:
                                                             Director since 1968
RUSSELL A. GWILLIM                                                        Age 73

  Mr. Gwillim was employed by Chicago Rawhide Manufacturing Company, an oil seals manufacturer, from 1948 until his retirement in 1984. He served as its President and Chief Executive Officer from 1969 until his retirement. Mr. Gwillim was named Chairman Emeritus in August, 1990. Prior thereto he was Chairman of the Board of Directors of the Company since 1968. Mr. Gwillim is the Chairman of the Compensation Committee and a member of the Executive Committee.

                                                             Director since 1979
EDGAR D. JANNOTTA                                                         Age 64

  Mr. Jannotta has been employed by William Blair & Company, an investment banking firm, since 1959 and served as Managing Partner from September 1977 through December 1994. Mr. Jannotta was Senior Partner of William Blair & Company from January 1, 1995 until January 2, 1996, at which time, the company converted from a partnership to a limited liability company, William Blair & Company, L.L.C., and Mr. Jannotta was named Senior Principal. He is also a director of AAR Corp., Elk Grove Village, Illinois; Aon Corporation, Chicago, Illinois; Bandag, Incorporated, Muscatine, Iowa; Molex Incorporated, Lisle, Illinois; Commonwealth Edison Company, Chicago, Illinois and Oil-Dri Corporation of America, Chicago, Illinois. Mr. Jannotta is a member of the Compensation Committee and the Executive Committee.

                                                             Director since 1984
KARL G. OTZEN                                                             Age 54

  Mr. Otzen has been President of Gerhard & Company, a product development consulting firm, since June 1, 1984. He is also Chairman of Gerhard-Sorenson Company, a consumer products design and manufacturing firm. Mr. Otzen is a member of the Audit Committee and the Nominating Committee.

CLASS OF 1997:
                                                             Director since 1986
RICHARD T. FARMER                                                         Age 61

  Mr. Farmer has been Chairman of Cintas Corporation, a uniform manufacturer and supplier, since 1968. Mr. Farmer was also Chief Executive Officer since 1968, but relinquished that post on August 1, 1995. He has been employed by that company since 1957. He is also a director of Fifth Third Bancorp, Cincinnati, Ohio. Mr. Farmer is Chairman of the Nominating Committee and a member of the Compensation Committee.

                                                             Director since 1993
JOHN G. JOHNSON, JR.                                                      Age 55

  Mr. Johnson has been Chief Executive Officer of the Company since January 1, 1995. He was elected President and a director of the Company in May 1993. He joined Safety-Kleen in January, 1993 as Assistant to the Chairman/CEO. Prior to joining Safety-Kleen, Mr. Johnson was employed by ARCO since 1958. He served as Senior Vice President of ARCO Chemical Company since 1986. In 1987, he became a director and in 1988 was given the added responsibility of President of ARCO Chemical Americas, a division of ARCO Chemical Company. He is also a director of McWhorter Technologies, Carpentersville, Illinois.

                                                             Director since 1981
PAUL D. SCHRAGE                                                           Age 61

  Mr. Schrage has been Senior Executive Vice President and Chief Marketing Officer of McDonald's Corporation, a restaurant franchisor and operator, since 1984 and has been employed by that company since 1967. He is also a director of McDonald's Corporation, Oak Brook, Illinois. Mr. Schrage is the Chairman of the Audit Committee and a member of the Nominating Committee and the Environmental Committee.

                DIRECTORS' COMMITTEES, MEETINGS AND COMPENSATION

  The Board of Directors has, pursuant to its powers, designated Compensation, Audit, Environmental, Executive and Nominating Committees of the Board. The committee members have been identified above. The primary functions of the Compensation Committee are to act on behalf of the Board of Directors in connection with the administration of the Company's Management Incentive Plan and the Company's stock option plans, to determine compensation of all officers of the Company and to approve salary grades of certain management positions. The Compensation Committee met two times in 1995. The primary functions of the Audit Committee are to recommend to the Board of Directors the selection of independent auditors; to review the scope of the independent auditor's examination; to review with the independent auditors the results of their audits; to review the adequacy of internal controls with the independent auditors, the Company's internal auditors and certain officers of the Company and to perform such other duties as shall from time to time be delegated to the Audit Committee by the Board. The Audit Committee met twice in 1995. The primary function of the Environmental Committee is to monitor the Company's environmental, health and safety performance and policies. The Environmental Committee, which was formed on May 12, 1995, met once in 1995. The primary function of the Executive Committee is to exercise the powers of the full Board of Directors with respect to the management of the Company's business where it would be impractical to either convene a special meeting of the full Board of Directors to deal with any matter or delay action until the next regular meeting of the Board of Directors. The primary function of the Nominating Committee is to identify and propose to the full Board nominees, brought to its attention by directors and officers, to fill vacancies on the Board as they occur. The Nominating Committee will consider nominations by shareholders, submitted in accordance with the Company's by-laws. The Company's by-laws currently require persons submitting nominations to provide certain information not less than 60 nor more than 90 days prior to the annual meeting, and, in certain instances, within 10 days after the date of the annual meeting is announced. Neither the Executive Committee nor the Nominating Committee met in 1995.

  In 1995, the Board of Directors met four times. Directors who are employees of the Company receive no additional compensation for their services as directors. In 1995, directors who were not employees received $12,000 plus $2,000 for each Board or committee meeting attended, and were reimbursed for travel and other expenses related to attendance at Board and committee meetings. During 1995, each incumbent director attended at least 75%, in the aggregate, of all meetings of the Board and the committee(s) on which such director served.

  In February 1988, a non qualified stock option plan for outside directors (the "Directors' Plan") was adopted and approved by the shareholders at the 1988 annual meeting of shareholders. The Directors' Plan allows eligible directors of the Company to purchase up to an aggregate of 300,000 shares of Common Stock at a price equal to the fair market value of the Common Stock on the date options are granted. Only directors who are not employees of the Company are eligible to participate in the Directors' Plan. Pursuant to the Directors' Plan, an option to purchase 15,000 shares of the Company's Common Stock (i) was granted to each director serving on the Board on the date the Directors' Plan was adopted and (ii) is granted to each new outside director at the time such director is named or appointed to the Board. The Directors' Plan also provides for the automatic grant of a second option to purchase 15,000 shares to each outside director on the fifth anniversary of the initial grant of options to such director, but only if such director is still serving on the Board at that time. Options are exercisable 25 percent annually, on a cumulative basis, starting one year from date of grant and expire ten years from date of grant.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table specifies the components of the compensation packages of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company (the "named executive officers") for the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                        LONG-TERM
                                ANNUAL COMPENSATION       COMP.
                                --------------------   -----------
                                                         AWARDS
                                                       -----------
                                                       SECURITIES
                                                       UNDERLYING   ALL OTHER
        NAME AND                                       OPTION/SARS COMPENSATION
   PRINCIPAL POSITION      YEAR  SALARY   BONUS(1)         (#)         (3)
   ------------------      ---- --------- --------     ----------- ------------
John G. Johnson, Jr.       1995 $ 391,661 $ 119,170      47,750       $2,625
 President and CEO         1994   310,384   119,600      19,400        2,250
                           1993   247,183   125,000(2)   34,450            0
Donald W. Brinckman        1995   404,615    84,840      64,600        2,625
 Chairman                  1994   440,000   138,000      37,250        2,250
                           1993   434,462         0      50,100            0
Joseph Chalhoub            1995   205,855    86,514      28,600        2,859
 Senior Vice President     1994   183,594    66,420      12,000        4,510
                           1993   171,099         0      16,650        4,173
David A. Dattilo           1995   185,444    78,815      29,550        2,625
 Senior Vice President(4)  1994   178,500    68,850      12,000        2,250
                           1993   197,884    17,913      16,950            0
Robert W. Willmschen, Jr.  1995   186,865    76,500      29,000        2,625
 Senior Vice President     1994   180,606    61,500      12,000        2,250
                           1993   167,853         0      16,700            0

--------
(1) The bonus amounts are primarily amounts payable pursuant to the Company's Management Incentive Plan described under the caption "Compensation Committee Report." The bonus amount of $17,913 paid in 1993 to Mr. Dattilo is a bonus related to sales performance.
(2) Mr. Johnson received a one-time payment related to his joining the Company in 1993.
(3) The compensation reported represents Company contributions to the Savings and Investment Plan, a defined contribution plan, made for Messrs. Johnson, Brinckman, Dattilo and Willmschen. The compensation for Mr. Chalhoub represents Company contributions to a defined contribution plan administered by Safety-Kleen Canada, Inc. Mr. Chalhoub is no longer an active participant in this plan effective August, 1995.
(4) Salary shown for Mr. Dattilo in 1993 includes certain commissions based on sales performance; these commissions were terminated December 31, 1993.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table provides information related to options/SARs granted to the named executive officers during fiscal 1995.

                                        INDIVIDUAL GRANTS
                         -----------------------------------------------
                          NUMBER OF                                      POTENTIAL REALIZABLE VALUE AT
                          SECURITIES    % OF TOTAL                          ASSUMED ANNUAL RATES OF
                          UNDERLYING   OPTIONS/SARS  EXERCISE                     STOCK PRICE
                         OPTIONS/SARS   GRANTED TO   OR BASE             APPRECIATION FOR OPTION TERM
                           GRANTED      EMPLOYEES     PRICE   EXPIRATION -----------------------------
          NAME              (#)(1)    IN FISCAL YEAR  ($/SH)     DATE      5% ($)(2)     10% ($)(2)
          ----           ------------ -------------- -------- ---------- -----------------------------
John G.
 Johnson, Jr............    47,750         4.43%      $16.25    2/3/05   $     487,983 $     1,236,645
Donald W. Brinckman.....    64,000         5.99%       16.25    2/3/05         660,182       1,673,031
Joseph Chalhoub.........    28,600         2.65%       16.25    2/3/05         292,279         740,692
David A. Dattilo........    29,550         2.74%       16.25    2/3/05         301,987         765,295
Robert W.
 Willmschen, Jr.........    29,000         2.69%       16.25    2/3/05         296,367         751,051
Shareholders(3).........     N/A           N/A         N/A       N/A       591,389,736   1,498,697,702

--------
(1) All options are nonqualified, expire 10 years from date of grant, were issued at fair market value on the date of grant and vest at the rate of 25% per year beginning one year from grant date. Options granted to executive officers have a tandem limited stock appreciation right (LSAR) which entitles the officer to elect to receive a "Change of Control Value" (as described in the 1993 Stock Option Plan) of the option in cash in the event a change of control occurs.
(2) The potential realizable value portion of the foregoing table illustrates the gain that might be realized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the option. Actual gains, if any, on the stock option exercises are dependent on the future performance of the Common Stock, overall market conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.
(3) With respect to shareholders, the potential realizable value illustrates the gain that might be realized on the 57,868,541 shares of Common Stock issued and outstanding as of year end, assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the options. The value is calculated based on the Exercise or Base Price of the option grant on February 3, 1995 of $16.25 per share.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

  The following table provides information related to options exercised by the named executive officers during fiscal year 1995 and the number and value of options held at fiscal year end.

                                                   NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED,
                                                      OPTIONS HELD AT       IN-THE-MONEY OPTIONS AT
                              SHARES                FISCAL YEAR END (#)       FISCAL YEAR END($)*
                            ACQUIRED ON  VALUE   ------------------------- -------------------------
           NAME              EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
           ----             ----------- -------- ----------- ------------- ----------- -------------
John G. Johnson, Jr.......        0       $ 0       22,075       79,525      $ 9,450      $ 9,450
Donald W. Brinckman.......        0         0      345,554      124,188       18,150       18,150
Joseph Chalhoub...........        0         0       40,575       48,125        5,850        5,850
David A. Dattilo..........        0         0       53,340       49,275        5,850        5,850
Robert W. Willmschen, Jr..        0         0       63,638       48,513        5,850        5,850

--------
* Represents the difference between the per share exercise price and the closing price of the Common Stock on December 29, 1995 ($15.50).

PENSION PLAN

  The following table reflects annual pension benefits commencing at age 65 based upon assumed final pay amounts and years of credited service:

                      ESTIMATED ANNUAL PENSION BASED UPON
                  INDICATED YEARS OF CREDITED SERVICE FOR THE
                    PENSION PLAN AND THE EXCESS BENEFIT PLAN

   ASSUMED
   AVERAGE
    ANNUAL
    FINAL      10       15       20       25       30       35       40
     PAY      YEARS   YEARS    YEARS    YEARS    YEARS    YEARS    YEARS
   -------    -----   -----    -----    -----    -----    -----    -----
   $150,000  $24,544 $ 36,817 $ 49,089 $ 61,361 $ 73,633 $ 73,843 $ 74,053
    200,000   32,879   49,319   65,759   82,199   98,638   98,848   99,058
    250,000   41,214   61,822   82,429  103,036  123,643  123,853  124,063
    300,000   49,549   74,324   99,099  123,874  148,648  148,858  149,068
    350,000   57,884   86,827  115,769  144,711  173,653  173,863  174,073
    400,000   66,219   99,329  132,439  165,549  198,658  198,868  199,078
    450,000   74,554  111,832  149,109  186,386  223,663  223,873  224,083
    500,000   82,889  124,334  165,779  207,224  248,668  248,878  249,088
    550,000   91,224  136,837  182,449  228,061  273,673  273,883  274,093
    600,000   99,559  149,339  199,119  248,899  298,678  298,888  299,098
    650,000  107,894  161,842  215,789  269,736  323,683  323,893  324,103
    700,000  116,229  174,344  232,459  290,574  348,688  348,898  349,108

  The Safety-Kleen Pension Plan for Salaried Employees (the "Pension Plan") provides retirement benefits for life for salaried employees, including executive officers, of the Company and its participating subsidiaries. Pensions are based on final pay, which is defined as the average annual earnings (including commissions and incentive compensation) for the five consecutive years which yield the highest average. For the named executive officers, covered compensation is substantially the same as the sum of the Salary and Bonus columns for 1995 on the Summary Compensation Table. The pensions are payable monthly commencing the first calendar month after retirement. Various provisions under the Internal Revenue Code of 1986, as amended (the "Code") limit the accrued benefit payable under the Pension Plan, currently to $120,000, and limit the amount of annual compensation that may be taken into account in determining pension benefits, currently to $150,000.

  Under the Safety-Kleen Corp. Excess Benefit Plan (the "Excess Benefit Plan"), executive officers are generally entitled to the difference between the benefits actually paid to them under the Pension Plan and the benefits which they would have received under the Pension Plan were it not for certain restrictions imposed under the Code, discussed above. The Excess Benefit Plan also provides that the executive officers' benefits are calculated on the highest five of their last ten years' compensation and that any executive officer who has attained both the age of 60 years and 30 years of service will receive an unreduced pension benefit.

  The amounts shown above are computed on straight-life annuity amounts and are not subject to deduction for Social Security benefits or other offset amounts. The amounts are assumed payable under the Pension Plan option providing lifetime benefits for the employee only, and would be reduced if the retiree elected a surviving spouse's pension. Messrs. Johnson, Brinckman, Chalhoub, Dattilo and Willmschen had 3 years, 36 years, 1 year, 28 years, and 17 years, respectively, of credited service under the Pension Plan as of December 31, 1995.

EMPLOYMENT CONTRACTS AND SEVERANCE ARRANGEMENTS

  Two agreements that the Company entered into with Mr. Johnson at the time he joined the Company expired on January 17, 1996. Under their terms, the Company had agreed that if Mr. Johnson's employment terminated for any reason other than gross misconduct during the one year period which ended on January 17, 1996, the Company would (i) continue salary payments for six months and make a pro rata payment under the Management Incentive Plan, (ii) recommend to the Board that the vesting of any stock options granted prior to the date of termination be accelerated, (iii) pay for one move to the East Coast according to the Company Moving Policy in place at the time and (iv) provide executive outplacement services to Mr. Johnson.

  The Company has entered into agreements with twenty of its officers and other vice presidents, including the named executive officers, providing for the payment of certain severance benefits in the event the officer or vice president is terminated within three years after a change in control of the Company (which is generally defined as the purchase by any person or group of persons of more than 20% of the issued and outstanding Common Stock, a change in the majority of the members of the Board over a 24-month period, or certain corporate reorganizations) for reasons other than a voluntary termination or discharge for cause (as both terms are defined in such contracts). Benefits under these contracts include the payment of a lump sum severance benefit equal to three times the executive's annual salary at the time of termination (or if greater, at the time of the change in control), plus three times the greater of
(i) the bonus he received for the previous year or (ii) the maximum bonus to which he could be entitled for the year in which the termination occurs.

  Each of the severance agreements provides for a reduction of payments due under such agreement, to the extent that such payments, together with all other amounts payable to the executive other than payments attributable to options granted him under the Company's stock option plans, constitute "excess parachute payments" under federal tax law. The contract also provides that the Company will reimburse the executive for any additional income taxes (including excise taxes) he incurs as a result of payments upon termination (including payments attributable to options) being treated as excess parachute payments under federal income tax law.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Pursuant to the rules regarding disclosures of Company policies concerning executive compensation, this report is submitted by Messrs. Farmer, Gwillim, and Jannotta in their capacity as the Board's Compensation Committee and addresses the Company's compensation policies for 1995 as they affected Mr. Johnson, the Chief Executive Officer ("CEO"), and the Company's other executive officers, including the named executive officers.

  Overview of Executive Compensation Policy. The Company's compensation philosophy is incentive oriented, particularly for executive officers. The key elements of the Company's executive compensation program consist of salary, annual bonus, and stock options. The annual bonus portion of the officers' compensation is incentive based and is directly linked to corporate performance and returns to shareholders. Accordingly, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to appreciation in the Company's stock price. The overall objectives of this strategy are to motivate the CEO and the executive officers to achieve the goals inherent in the Company's business strategy, to link executive and shareholder interests through equity-based plans, and finally, to provide a compensation package that recognizes individual contributions, as well as overall business results.

  In determining compensation, the Compensation Committee compares the executive officers' compensation to the compensation paid to persons in comparable positions at comparable companies. While the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package provided by the Company to the individual, including pension benefits, supplemental retirement benefits, severance plans, insurance, and other benefits. The comparable companies used for this comparison are not the same companies that comprise the peer group index in the Stock Performance Graph on page 13, because the Compensation Committee believes that the Company's competitors for executive talent are not generally the companies included in that index. For these purposes, comparable companies are approximately 49 companies, surveyed by an outside consulting firm, whose sales, assets, shareholders' equity, net income, return on equity, and total number of employees are similar to those of the Company (the "Primary Survey Group"). For purposes of evaluating compensation of the CEO and the other named executive officers, the Compensation Committee also reviews data on a special survey group (the "Special Survey Group"). The Special Survey Group reports the compensation paid to the named executives holding comparable positions at publicly traded industrial companies with sales between $750 million and $1 billion and with earnings between $45 million and $75 million. For 1995, the Special Survey Group consisted of 26 companies.

  In addition, the Compensation Committee receives the recommendations of the CEO for the compensation to be paid the executive officers, other than the CEO and the Chairman of the Board. This process is designed to ensure consistency throughout the executive compensation program.

  The Compensation Committee does not believe that IRC Section 162(m), which denies a deduction for compensation payments in excess of $1 million to the CEO or a named executive officer, is likely to be applicable to the Company in the near future, but will reconsider the implications of IRC Section 162(m) if and when it appears that the section may become applicable.

  Salaries. Salaries for executive officers are determined by (i) subjectively evaluating the responsibilities of the position held and the experience and performance of the individual and (ii) comparing base salaries for comparable positions at comparable companies. Salaries paid to the named executive officers, including Mr. Johnson, in 1995 were below the fiftieth percentile of the amount paid for comparable positions among the Special Survey Group.

  Annual Bonus. The Company's executive officers are eligible for an annual cash bonus under the Company's Management Incentive Plan (the "Plan"). The purpose of the Plan is to supplement through an incentive bonus the pay for executive officers (and other key management personnel) so that overall total cash compensation (salary and bonus) is externally competitive and properly rewards Plan participants for their efforts in achieving certain specified pre-tax earnings goals. If the Company meets these target earnings goals, total cash compensation (salary and bonus) will be at the seventy-fifth percentile of the amount paid for comparable positions among the Primary Survey Group.

  The Plan operates as follows. In 1995, the return on beginning-of-year equity ("ROE") for each firm comprising the Standard & Poor's 500 is calculated and arranged in descending ROE order (from the 99th percentile on down) for the four consecutive calendar quarters ending with the third quarter for the preceding year (for 1994, the Standard & Poor's 500 data was for the four consecutive calendar quarters ending with the third quarter for that year). Each percentile is also matched with its corresponding ROE. If the Company's ROE, as defined in the Plan, for the year is less than the ROE level, of the specified, predetermined percentile, then no bonus is paid. If, however, the Company's ROE equals the minimum ROE level, then a formula incentive bonus pool of .7% of consolidated pretax earnings, as defined in the Plan, is created. The size of the formula bonus pool increases on a graduated basis to a maximum of 5% of consolidated pretax earnings if the maximum ROE level is attained. Each participant is allocated a percentage of the bonus pool based on the participant's responsibilities at the Company. At the beginning of each year, the Compensation Committee reviews the CEO's recommendations for participants in the Plan and determines the list of Plan participants and the percentage share of the formula pool for each participant. For 1995, there were 112 participants in the Plan.

  In addition to a share of the formula pool, a Plan participant is also eligible for a discretionary bonus not to exceed 50% of his or her share of the formula pool. Thus, the aggregate maximum annual bonus payments would be 7.5% of pre-tax earnings. After the Company has received its audited year-end financial statements and the size of the formula bonus pool has been determined, the Compensation Committee reviews the CEO's recommendations for each participant's discretionary award based on the participant's individual contributions to the Company and determines the participant's discretionary shares. The Plan also provides for the Board of Directors to make a determination, notwithstanding the other Plan provisions, regarding the amount of the bonus pool and the awards to be paid to individual participants. This provision permits the Board of Directors to make whatever changes it deems necessary to preserve the purposes and objectives of the Plan.

  For 1995, a formula pool of 1.85% of pre-tax earnings was allocated to participants. Discretionary bonuses increased the size of the total pool allocated to participants to 2.8% of pre-tax earnings. For 1995, Mr. Johnson received 5.45% of the formula bonus pool under the Plan and a discretionary bonus equal to 30% of his share of the formula pool.

  Stock options. Stock option grants under the 1985 and 1993 Stock Option Plans are designed to align the long-term interests of the Company's executives and its shareholders and assist in the retention of executives. Stock options are granted with an exercise price equal to the market price on the date of grant. The Company's practice is to award options at the beginning of each year and vest such options at the rate of 25% per year beginning at the one-year anniversary of the grant. This approach is designed to create shareholder value over the long-term because the full benefit of the options cannot be realized unless stock price appreciation occurs over a number of years.

  In February 1995, the Compensation Committee recommended and the Board of Directors granted nonqualified stock options under the 1993 Stock Option Plan to all executive officers, as well as certain other employees. The grants made to each executive officer, including the CEO, were based on each executive's level in the Company and immediate prior year's total cash compensation. The number of options granted to each executive officer was determined by (i) multiplying the executive's total cash compensation by a specified percentage (which ranged from 150% to 80%) depending upon the executive officer's level of responsibility within the Company and (ii) dividing the product obtained in (i) by the Company's average stock price for the prior year. This formula approach, which is indirectly based on competitive compensation data, provides for awards based on current duties and responsibilities, as well as present and potential contributions to the success of the Company.

                            Russell A. Gwillim, Chairman
                            Richard T. Farmer
                            Edgar D. Jannotta

STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total shareholder return on the Common Stock during the five fiscal years ended December 30, 1995 with the cumulative total return on the Standard & Poor's 500 Index and the Smith Barney Shearson Hazardous Waste Index. The comparison assumes $100 was invested on December 31, 1990 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
    SAFETY-KLEEN CORP, STANDARD & POOR'S 500 INDEX AND SMITH BARNEY SHEARSON
                             HAZARDOUS WASTE INDEX

                                      LOGO


                                          1990   1991   1992   1993   1994   1995
---------------------------------------------------------------------------------
  SAFETY KLEEN CORP                       $100   $ 99   $ 93   $ 65   $ 60   $ 65
  STANDARD & POOR'S 500 INDEX              100    130    141    155    156    212
  SMITH BARNEY SHEARSON HAZARDOUS WASTE
   INDEX                                   100    102     78     64     54     75

PROPOSAL 2: APPROVAL OF THE PROPOSED AMENDMENT TO THE 1993 STOCK OPTION PLAN

  The Board of Directors of the Company has adopted, subject to approval of the shareholders, an amendment to the 1993 Stock Option Plan (the "1993 Plan") to increase the number of shares of Common Stock which may be issued pursuant to the exercise of options under the 1993 Plan from 2,750,000 shares to 5,250,000 shares.

  As of February 28, 1996, options to purchase 924 shares under the 1993 Plan had been exercised and there were options outstanding to purchase 2,446,245 shares. Thus, as of that date, additional options to purchase 302,831 shares could be granted under the 1993 Plan. The Board of Directors believes that the 1993 Plan is a key component of the Company's ability to attract and retain key personnel. The Board considers the amendment to the Plan to be necessary to provide for future grants over the remaining term of the Plan. Except for the increase in the number of shares issuable under the 1993 Plan, the amendment will not affect the other provisions of the 1993 Plan and, in particular, will not extend its term, which expires on December 31, 2002. A summary of the material features of the 1993 Plan is set forth below. A copy of the Plan may be obtained by sending a written request to the Corporate Secretary.

  Adoption of the foregoing proposal requires the affirmative vote of a majority of the shares of Common Stock present or represented, and entitled to vote at the annual meeting of shareholders.

  The Board of Directors recommends that the shareholders vote FOR Proposal 2.

TERMS OF THE 1993 PLAN

  Options granted under the 1993 Plan may be either incentive options qualified under Section 422 of the Code ("ISOs") or non qualified options ("NQOs"). The 1993 Plan will be administered by a committee of disinterested members of the Company's Board of Directors (the "Committee"). The number of shares which may be issued under the 1993 Plan is subject to adjustment as described below.

  The Committee will determine the employees to whom options may be granted, the number of shares of Common Stock to be covered thereby and the other terms and provisions of such grant. Employees who are members of the Committee and Directors of the Company who are not also employees of the Company or any of its subsidiaries will not be eligible to participate in the 1993 Plan. Executive officers and other key employees of the Company will be eligible to participate in the 1993 Plan.

  Each option granted pursuant to the 1993 Plan will be evidenced by a stock option agreement which will state the total number of shares of Common Stock to which it pertains, the price, the manner and terms of payment (which may include the delivery of already owned shares of the Company's Common Stock in payment of the purchase price), the time or times at which such option shall become exercisable and such other terms and provisions as shall comply with the 1993 Plan. The price at which each share of common stock may be purchased may not be less than the per share market value on the grant date except if any person shall become employed by the Company or any of its subsidiaries by reason of the acquisition by the Company of the business by which such person was previously employed or if the Company or any subsidiary shall hire a person who was previously employed by an employer other than the Company or any of its subsidiaries, then a stock option may be granted to such person having an aggregate spread at the grant date equal to the aggregate spread (as reasonably determined by the Committee) on any options granted to such person by such person's former employer which shall be cancelled or given up by such person in connection with such acquisition or change of employment.

  The Committee may grant options that provide that if the grantee delivers shares to satisfy all or part of the exercise price upon exercise of the option, such person will automatically be granted a new option entitling the holder to purchase a number of shares equal to the number of shares delivered in connection with the exercise of such option at a purchase price equal to the per share market value on the exercise date of the exercise.

  The 1993 Plan contains provisions regarding Limited Stock Appreciation Rights ("LSARs") and Stock Appreciation rights ("SARs"). The LSARs provide that if there is a Change of Control of the Company, then each person holding an LSAR will, on exercise of the LSAR, receive a cash payment for the Change of Control Value of the options held. The Change of Control Value is based upon the difference between the exercise price of the option and the highest per share market value of the Company's Common Stock during the 180 days preceding the exercise of the LSAR or, if greater, the highest price per share paid for the Common Stock in connection with the Change of Control. The 1993 Plan provides that unless the Committee otherwise determines, LSARs will automatically be granted in tandem with stock options granted under the 1993 Plan to officers who become subject to Section 16 of the Securities Exchange Act of 1934 (the "'Exchange Act") and that such LSARs will automatically be deemed exercised at the later of a Change of Control or six months and one day after the grant of the LSAR. The Committee also has, but to date has not exercised, the authority to grant SARs which are exercisable even if no Change of Control has occurred provided that the payment on exercise of such SARs would be equal to the difference between the exercise price of the related stock option and the market value of the Company's Common Stock on the date of exercise. LSARs and SARs may only be granted in tandem with purchase options so that the number of shares available under the option will be reduced by the number of shares for which the LSAR or SAR is exercised and vice versa.

  Each option granted under the 1993 Plan will expire 10 years after it is granted (unless the Committee specifies an earlier expiration date). No LSAR or SAR may be exercised after the expiration of the stock option with respect to which it was granted. If for any reason any shares remain subject to any LSAR, SAR or option when it expires, those shares may be used again for options thereafter granted under the 1993 Plan. In addition, if the holder of any option satisfies all or part of the purchase price payable upon exercise of the option by the delivery of shares already owned by the option holder, then the shares so delivered may be used (in addition to all shares otherwise available under the 1993 Plan) for options subsequently granted under the 1993 Plan.

  The Committee shall adjust the number of shares available and options granted under the 1993 Plan and the price at which shares may be purchased upon exercise of such options to reflect stock splits, mergers and other similar events.

  The Board of Directors may at any time terminate the 1993 Plan or make such changes or amendments as it deems advisable. However, the Board of Directors may not, without the approval of holders of a majority of the shares of Common Stock of the Company, increase the number of shares subject to the 1993 Plan other than to reflect a change in capitalization or lower the minimum exercise price. If not earlier terminated by the Board of Directors, the 1993 Plan will terminate on December 31, 2002. No options may be granted under the 1993 Plan after it terminates, but options granted prior to the termination of the 1993 Plan may be exercised after termination at any time during the option term.

  The amount of options to be received by any one employee or class of employees under the 1993 Plan as amended will be set by the Committee from time to time in its discretion and therefore is not presently determinable.

                                 OTHER MATTERS

  The following proposals have been timely and properly submitted by two of the Company's shareholders. The proposals were accompanied by supporting statements and notice by the proponents of their intention to present the proposals for action at the annual meeting.

  Each shareholder proponent must appear personally or by proxy at the annual meeting to present his proposal for action. Each proposal will be approved if it is introduced and voted on at the annual meeting and is supported by a majority of the shares present or represented, and entitled to vote with respect to the proposal. Each of these proposals is advisory only, so that a vote in favor of either of the proposals does not guarantee that any particular action will be taken by the Company respecting the proposal. The Company's Board of Directors recommends a vote AGAINST each of the following proposals. If these proposals are presented at the annual meeting and the Company receives your proxy, it will be voted on the proposals as you specify, or if you do not specify voting instructions, it will be voted AGAINST each of the shareholder proposals.

PROPOSAL 3: SHAREHOLDER PROPOSAL REGARDING ELIMINATION OF CLASSIFIED BOARD OF
            DIRECTORS

  Mr. William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, the owner of 950 shares of Common Stock, has notified the Company that he intends to introduce the proposal set forth below for consideration and action by the shareholders at the annual meeting. The Board of Directors disclaims any responsibility for the content of the proposal and the proponent's supporting statement reproduced below.

    "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

                              SUPPORTING STATEMENT

    "The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

    The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

    The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

    I am a founding member of the Investors Rights Association of America and I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

    I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION."

RECOMMENDATION OF THE BOARD AGAINST SHAREHOLDER PROPOSAL

  The supporting statement to this proposal suggests that, by having each director elected every year, management would be more accountable to shareholders. The Board of Directors disagrees with this argument for two reasons. First, the Board believes that this proposal inaccurately suggests that both the Board itself and management currently are not sufficiently accountable to shareholders. However, the Company endeavors to respond to questions and concerns raised by shareholders, and has recently added a Director of Investor Relations to the corporate staff to assist in this effort. Moreover, the Company's directors are subject to the same standards of performance regardless of the term of their service. Thus, the directors elected to the Board are not less accountable to shareholders merely because they are not elected annually. Second, because the Board nominates nominees for directors at each annual meeting, the Board believes that shareholders have an effective means to communicate their views on the performance of the Board, regardless of whether all or less than all of the seats on the Board are open for election.

  More significantly, however, the Board believes that there are advantages to a classified board which the proposal and supporting statement fail to address. A classified Board of Directors can promote continuity, experience and stability of leadership by assuring that a majority of the Board of Directors at any given time will have experience with the business affairs and operations of the Company. A classified Board also can help the Company to attract and retain well-qualified individuals to serve as directors by providing such individuals with sufficient time to understand the Company and to formulate and implement the policies that they believe will benefit the Company. The Board believes that the resulting continuity of experience among directors and the resulting opportunities for farsighted strategic planning promote long-term success for the Company.

  In addition, the Board believes that the interests of long-term shareholders of the Company can be better protected by a classified board. With a classified board, a majority of the Board generally cannot be replaced over less than two annual shareholders' meetings. In the absence of a classified board, it is possible that a person could in a short period assemble enough votes (which may not even represent a majority of the outstanding shares) to replace the entire Board of Directors. By precluding abrupt changes in the composition of the full Board of Directors, a classified Board of Directors encourages persons who may seek to gain control of the Company to initiate such actions through arms-length negotiations with the Board, which can then evaluate all shareholders' interests.

  Finally, the Board believes that stability in the management of the Company also promotes the interests of shareholders by helping the Company to attract qualified employees and helping the Company to build long-term relationships with customers, business partners and other constituencies. Given the highly competitive nature of the Company's business, the Board believes that these relationships are essential to the success of the Company.

  SUMMARY: For the foregoing reasons, your Board of Directors believes that a classified board continues to benefit the Company, its shareholders and all those who do business with the Company by permitting them to rely on the continuity of, or on reasoned and methodical changes in, the Company's policies. The shareholders are also assured that the annual elections, in which some of the members of the Board of Directors are elected each year, provide them with the opportunity to express their views as to the quality and responsiveness of the Company's leadership. THE BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE AGAINST THE SHAREHOLDER PROPOSAL REGARDING ELIMINATION OF CLASSIFIED BOARD OF DIRECTORS.

PROPOSAL 4: SHAREHOLDER PROPOSAL REGARDING "GOLDEN PARACHUTES"

  Mr. Kenneth Steiner, 14 Stoner Avenue, Suite 2-M, Great Neck, New York 11021, the owner of 350 shares of Common Stock has notified the Company that he intends to introduce the proposal set forth below for consideration and action by the shareholders at the annual meeting. The Board of Directors disclaims any responsibility for the content of the proposal and the proponent's supporting statement that has been reproduced below.

    "RESOLVED, that the shareholders recommend that the board of directors adopt a policy against entering into future agreements with officers and directors of this corporation which provide compensation contingent on a change of control of the corporation, unless such compensation agreements are submitted to a vote of the shareholders and approved by a majority of shares present and voting on the issue."

                              SUPPORTING STATEMENT

    "Lucrative severance contracts awarded to senior corporate executives which provide compensation contingent on a change of control, usually through a merger or acquisition of the corporation, are known as "golden parachutes". These contracts are awarded without shareholder approval.

    The practice of providing these large cash awards to a small group of senior corporate managers without shareholder approval has been a subject of public outcry. In 1988, the U.S. Senate in emphasizing the potential conflict of interest between management and shareholders created by these agreements voted ninety eight to one to require shareholder approval of golden parachutes which exceed three times annual compensation.

    Although final action was not taken, it is clear to me that the overwhelming vote in favor of the measure reflects public sentiment against golden parachutes. A shareholder vote would allow the corporation's owners to decide for themselves whether golden parachutes are in their best interests.

    I am a founding member of the Investors Rights Association of America and it is clear to me that requiring a shareholder vote is necessary to address the conflicts of interest between management and shareholders that arise in the awarding of golden parachutes.

    I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION"

RECOMMENDATION OF THE BOARD AGAINST SHAREHOLDER PROPOSAL

  Your Board of Directors believes that change of control severance compensation arrangements are an essential and appropriate element of sound corporate management and serve the best interests of shareholders. By providing financial security against loss of employment following a change of control, these arrangements help management to remain focused in pursuing all opportunities to increase shareholder value without concern and distraction over their own financial security and in assessing objectively any takeover attempt that might arise. Furthermore, the Board believes that the ability to offer current and prospective officers financial security against loss of employment following a change of control helps the Company to attract and retain qualified management personnel. The Board of Directors believes that requiring shareholder approval of this type of agreement would place the Company at a disadvantage to other companies with which it competes in hiring and retaining top employees.

  The Board of Directors does not believe that a vote occurring in the late 1980's in one house of Congress on a bill that was not enacted as law should be relied on by shareholders in determining how to vote on this proposal. Instead, the Board believes that an evaluation of the agreements that the Company has with twenty of its officers and vice presidents demonstrates that the Board and the
Compensation Committee, which is composed entirely of directors who are not currently and have not in the past been employees of the Company, have carefully developed change of control severance agreements that should not result in a windfall bonus to covered employees.

  It is important to note that under these agreements, no benefit is paid unless (1) a change of control occurs, and (2) thereafter, the officer's employment is terminated other than through a voluntary termination by the officer. Thus, it is an acquiror, and not the covered employee, who controls whether the severance benefits will be owed. Also, the agreements have no current cost to the Company or its shareholders.

  SUMMARY: For the foregoing reasons, your Board of Directors believes that the proposal does not articulate a clear reason why the Company and its shareholders would benefit from implementation of the proposal, and in fact that the Company could be competitively disadvantaged through implementation of the proposal. THE BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE AGAINST THE SHAREHOLDER PROPOSAL REGARDING "GOLDEN PARACHUTES."


      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  The Company's executive officers and directors are required to file under the Exchange Act reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange.

  Based solely on information provided to the Company by executive officers and directors, the Company believes that during the preceding year all filing requirements applicable to executive officers and directors have been satisfied.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In 1987, the Company purchased its oil processing business from enterprises controlled by Joseph Chalhoub. Mr. Chalhoub is now a Senior Vice President of the Company and supervises, among other things, the Company's oil reprocessing business. Mr. Chalhoub holds a 31% interest in Booth Oil Company, Inc. ("Booth"). Booth is the operator of an oil reprocessing facility in Buffalo, New York which is owned by the Company (the "Facility"). The Company paid Booth approximately $2.7 million for processing services at the Facility during 1995. The Company believes that the prices it paid for processing and management services at the Facility were competitive with the prices it would have been required to pay at other third party facilities. The Company also paid Booth $142,000 in July, 1995 for a boiler and certain other equipment which Booth had purchased for $142,000.

  During 1995, the Company paid approximately $118,000 to Williams & Vanino, Inc., for environmental management consulting services. Marcia E. Williams, a director of the Company, is President of Williams & Vanino. In addition, Marcia Williams' husband is a partner with the law firm of Latham & Watkins. Safety-Kleen paid approximately $426,000 to Latham & Watkins for legal services in 1995. Latham & Watkins' total revenues in 1995 were over $299 million.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, as auditors for its fiscal year ending December 28, 1996, upon the recommendation of its Audit Committee.

  The firm of Arthur Andersen LLP has audited the accounts of the Company since 1968. A representative of the firm of Arthur Andersen LLP will be in attendance at the shareholders' meeting with the opportunity to make a statement if such representative desires to do so and will be available to respond to shareholder questions.

                             SHAREHOLDER PROPOSALS

  In order to be considered for inclusion in the Proxy Statement relating to the 1997 annual shareholders' meeting, any proposal by a record holder of Common Stock must be received by the Company at its principal executive office in Elgin, Illinois, no later than November 22, 1996. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

                               OTHER INFORMATION

  Safety-Kleen's management does not know of any other matters that will be presented for action at the 1996 annual meeting. Should any other matter come before the meeting, however, the proxies will be voted with respect to such matter in accordance with the judgment of the persons acting under the proxies.

  A COPY OF SAFETY-KLEEN'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 30, 1995 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE BY SENDING A WRITTEN REQUEST FOR SUCH REPORT TO:

                ROBERT W. WILLMSCHEN, JR.
                SR. VICE PRESIDENT AND SECRETARY
                SAFETY-KLEEN CORP.
                1000 NORTH RANDALL RD.
                ELGIN, ILLINOIS 60123

                                          By Order of the Board of Directors

                                          Robert W. Willmschen, Jr.
                                          Secretary
March 22, 1996
Elgin, Illinois

                                 SAFETY-KLEEN


                            1993 STOCK OPTION PLAN


                   AS AMENDED AND RESTATED MAY 10, 1996


                       (SUBJECT TO SHAREHOLDER APPROVAL)

                      SAFETY-KLEEN 1993 STOCK OPTION PLAN



PART 1.  PURPOSE

     The purpose of this Plan is to promote the long-term financial interests of the Company and its subsidiaries by (i) providing an incentive which the Company may use to induce able persons to enter into or remain in the employment of the company or one of its subsidiaries, (ii) providing employees with an additional incentive to promote the Company's financial success and (iii) furthering the identity of interests of participants with those of the shareholders of the Company.

     This Plan shall be administered by a Committee composed of Company directors appointed as prescribed in Part 11 of this Plan.

     Certain terms used in this Plan have the meaning indicated for such terms in Section 12.1 of this Plan.


PART 2.  PERSONS ELIGIBLE TO RECEIVE OPTIONS

     A person shall be eligible to be granted an option under this Plan only if
(i) on the proposed Grant Date for such option or at some time between the Grant Date of such option and the exercise of such option, such person shall be employed either by the Company or by a subsidiary, and (ii) such person is not a member of the Committee. A person eligible to be granted an option under this Plan is herein called an "eligible employee". A director of the Company who is not also such an employee of the Company or a subsidiary shall not be eligible to receive options under this Plan.


PART 3.  STOCK OPTIONS

     Section 3.1 Power to Grant Options. The Committee shall have the right and the power to grant at any time to any eligible employee an option entitling such person to purchase shares from the Company in such quantity, at such price, on such terms and subject to such conditions consistent with the provisions of this Plan as may be established by the Committee on or prior to the Grant Date for such option. Each option to purchase shares which shall be granted by the Committee pursuant to the provisions of this Part 3 is herein called a "stock option" and an "option".

     Section 3.2  Purchase Price.

          (a) General Rule. Except as otherwise provided in this Section 3.2, the price at which each share may be purchased upon exercise of any option granted under this Plan may not be less than the per share market value on the Grant Date for such option.

          (b) Special Rule for New Employee. If any person shall become employed by the Company or a subsidiary by reason of the acquisition by the Company of the business by which such person was previously employed or if the Company or any subsidiary shall hire a person who was previously employed by an employer other than the Company or a subsidiary, then an SAR and/or nonqualified option may be granted to such person having an aggregate spread at the Grant Date not greater than the aggregate spread (as reasonably determined by the Committee) on any options granted to such person by such person's former employer which shall be cancelled or given up by such person in connection with such acquisition or change of employment. In connection with any SAR or nonqualified option granted pursuant to the preceding sentence, the Committee shall have the power to determine the number of shares subject to such SAR and/or nonqualified option and to establish an exercise price which will result in an aggregate spread on the Grant Date not greater than the aggregate spread permitted by the preceding sentence. The "aggregate spread" on any particular option shall be determined by multiplying the number of shares subject to the option (including shares not yet vested or otherwise available for purchase) times the amount by which the per share market value of the shares subject to the option on the date as of which the aggregate spread is being determined shall exceed the exercise price of such option.

     Section 3.3 Option Terms. The Committee shall have the power to determine the eligible employees to whom options shall be granted under this Plan, the number of shares to be subject to each option, the number of options to be awarded to each eligible employee and the time at which each option under this Plan shall be granted. Except as otherwise expressly provided in this Plan, the Committee shall also have the power to determine, at the time of the grant of each option, all terms and conditions governing the rights and obligations of the holder with respect to such option, including but not limited to: (i) the exercise price per share or the method by which the exercise price per share shall be determined (provided that the price shall not in any case be less than the price permitted by Section 3.2); (ii) the length of the period during which the option may be exercised and any vesting requirements or other limitations on the number of shares purchasable with the option at any given time during such period; (iii) the times at which the option may be exercised; (iv) any conditions precedent to be satisfied before the option may be exercised; (v) any restrictions on resale of any shares purchased upon exercise of the option; and
(vi) whether or not such option will constitute an incentive stock option under
Section 422 of the Internal Revenue Code (or any successor provision). The terms "nonqualified option" and "NQO" when used in this Plan mean an option granted under this Plan which is not an incentive stock option.

     Section 3.4 ISO Requirements. No person may be granted incentive stock options under this Plan in any year entitling such person to purchase a number of shares greater than the maximum number permitted by Section 422 of the Internal Revenue Code (or any successor provision). An option granted under this Plan shall not be an incentive stock option unless the terms of the option agreement evidencing such option shall explicitly state that it is intended to be an incentive stock option.

     Section 3.5 Automatic Grants. The Committee shall have the right to grant any option under this Plan with a feature providing that if the original grantee delivers shares to satisfy all or part of the exercise price upon exercise of the option (the "exercised option"), the original grantee shall automatically be granted a new option with a Grant Date on the exercise date of the exercised option entitling the option holder to purchase a number of shares equal to the number of shares delivered in connection with the exercise of the exercised option at a purchase price equal to the per share market value on the exercise date of the exercised option and having such other terms and conditions as the Committee shall specify in the agreement granting the exercised option at the time the exercised option was granted.


PART 4.  STOCK APPRECIATION RIGHTS

     Section 4.1 Power to Grant Stock Appreciation Rights. The Committee shall have the right and the power to grant to the holder of any stock option granted under this Plan (the "tandem option") a right to elect to receive an amount equal to the spread on that option (determined as of the time of the exercise of such right) times the number of eligible shares chosen by the option holder at the time of exercise and/or a right to receive the Per Share Change of Control Value for the shares subject to the tandem option (determined as prescribed in Section 4.5) in the event a Change of Control shall occur (determined as pescribed in Section 4.7). Each right granted pursuant to this Part 4 shall be deemed a "Stock Appreciation Right" or "SAR". The Committee shall have the right in connection with the grant of any SAR under this Plan to impose such conditions and limitations on its exercise as the Committee shall choose.
Unless the Committee or this Plan shall otherwise specify, each SAR shall be subject to all conditions on exercise imposed with respect to the tandem option. The term "eligible shares" as applied with respect to any particular SAR at any particular time shall mean the shares subject to the related tandem option which the option holder is entitled to purchase at the particular time and with respect to which the related SAR is exercisable at the particular time under such terms and conditions as the Committee may have specified at the time of the grant of the related SAR.

     Section 4.2 Tandem Requirement. The exercise of any SAR granted under this Plan shall reduce the number of eligible shares which shall be available for purchase under the tandem option by the number of shares for which the SAR shall be exercised. Conversely, the exercise of any option shall reduce the number of shares for which any SAR granted in connection with such option (the "tandem SAR") may be exercised by the number of shares for which the option shall be exercised.

     Section 4.3 Time of Grant. An SAR may be granted simultaneously with the grant of the stock option with which it is associated or may be granted at any time after the grant of such option. In no event may an SAR be exercised after the tandem option with which it is associated ceases to be exercisable.

     Section 4.4 Limited Stock Appreciation Rights. Without limiting the generality of the preceding provisions, the Committee shall have the authority to grant any SAR with the following characteristic:

          (a) the SAR shall automatically be converted into cash in the amount of the Change of Control Value (determined as prescribed in Section 4.5) on the date (the "Auto Exercise Date") which shall occur on the later of (i) the date of the Change of Control or (ii) six months and one day after the Grant Date of the SAR;

          (b) the related tandem stock option shall be terminated immediately after such conversion; and

          (c)  the SAR shall not be exercisable except as provided in clause
     (a).

An SAR with all three characteristics specified in the preceding sentence shall be deemed to be a "Limited Stock Appreciation Right" or "LSAR". Any agreement under this Plan which grants a Limited Stock Appreciation Right shall be understood to grant a right having the three characteristics specified in the first sentence in this Section 4.4. Unless the Committee shall prescribe a different result, at the time any eligible employee becomes subject to the provisions of Section 16 of the Securities Exchange Act of 1934 with respect to the Company's Common Stock, such eligible employee shall automatically be granted at that time an LSAR for every stock option then held by such person under this Plan which shall not previously have had a tandem LSAR associated with it.

     Section 4.5 Change of Control Value. The Company shall pay the holder of any LSAR within three days after the Auto Exercise Date cash in the amount of the Change of Control Value of that LSAR calculated as of the Auto Exercise Date in accordance with this Section 4.5. The Change of Control Value of any particular LSAR shall be an amount determined by multiplying (i) the Change of Control Spread (determined as provided in the next sentence as of the Auto Exercise Date) times (ii) the number of shares subject to the related tandem option on the particular date (before giving effect to the termination of that stock option pursuant to clause (b) in Section 4.4) including shares not yet then vested or which (absent this provision) would not be available for purchase under the tandem option on the particular date. The Change of Control Spread on any particular date shall be equal to the greater of zero or the remainder derived by subtracting (i) the exercise price of the tandem stock option with respect to which such SAR was issued from (ii) the Per Share Change of Control Value on the Auto Exercise Date (determined as provided in the next sentence). "Per Share Change of Control Value" as used in this Plan or an agreement made pursuant to this Plan means the highest per share market value during the period beginning on the 180th day before the particular date as of which Per Share Change of Control Value shall be determined and ending on the day preceding that particular date or, if greater, the highest price per share of Common Stock paid in connection with the Change of Control.

     Section 4.6 Permitted SAR Terms. The Committee is authorized to grant any Stock Appreciation Right (i) which entitles the holder to receive the Change of Control Spread upon exercise of the SAR (subject to such terms and conditions as the Committee may prescribe under the terms of grant), (ii) which is not subject to the limitation prescribed in clause (c) of Section 4.4, and (iii) which shall have such other terms and conditions not prohibited by this Plan which the Committee shall elect to prescribe at the time of the grant of such SAR.

     Section 4.7 Definition of Change of Control. When used in this Plan or an agreement granting an option under this Plan, the term "Change of Control" shall mean any of the following with respect to the Company:

          (i) any person or group (other than a subsidiary corporation as defined in Section 425(f) of the Code with the Company being treated as the employer corporation for purposes of determining subsidiary status or any employee benefit plan (or any related trust) of the Company or such a subsidiary) becomes the beneficial owner of 20% or more of either the then outstanding Common Stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, except that (A) no such person or group shall be deemed to own beneficially any securities acquired directly from the Company pursuant to a written agreement with the Company unless such person or group subsequently becomes the beneficial owner of additional Common Stock or voting securities of the Company other than pursuant to a written agreement with the Company and (B) no Change of Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than 60% of both the then outstanding common shares of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors are then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the Common Stock and voting securities of the Company immediately before such acquisition in substantially the same proportion as their ownership, immediately before such acquisition, of the then outstanding Common Stock and the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be;

          (ii) individuals, who, as of January 1, 1993, constitute the Board of Directors (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board of Directors; provided that any individual who becomes a director after January 1, 1993 whose election, or nomination for election by the Company's stockholders, was approved by a vote or written consent of at least two-thirds of the directors then comprising the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 under the Securities Exchange Act of 1934, as amended); or

          (iii) approval by the stockholders of the Company of (A) a merger, reorganization or consolidation with respect to which the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately before such merger, reorganization or consolidation do not, immediately after such merger, reorganization or consolidation, beneficially own, directly or indirectly, more than 60% of respectively, the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such merger, reorganization or consolidation, (B) a liquidation or dissolution of the Company or (C) the sale or other disposition of all or substantially all of the assets of the Company.


PART 5.  TERMS APPLICABLE TO ALL OPTIONS AND SARS GRANTED UNDER THIS PLAN.

     Section 5.1 Common Terms. Unless the context of this Plan clearly otherwise requires, the requirements applicable to any stock option granted under this Plan shall also apply to any tandem SAR granted with respect to that option.

     Section 5.2 Option Agreement. No person shall have any rights under any SAR and/or option granted under this Plan unless and until the Company and the person to whom such SAR and/or option shall have been granted shall have executed and delivered an agreement expressly granting the SAR and/or option to such person and containing provisions setting forth the terms of the SAR and/or option.

     Section 5.3 Grant Date. An SAR or option shall be deemed to have been granted under this Plan on the date (herein called the "Grant Date") designated by the Committee (either specifically or by means of a mechanism for determining such date) at the time it shall approve such SAR or option, provided that the Committee may not designate a Grant Date with respect to any option which shall be earlier than the date on which the granting of such option shall have been approved by the Committee and may not designate a Grant Date for any SAR which is earlier than the Grant Date of the relevant tandem option.

     Section 5.4 Ten Year Maximum Term. No option or SAR granted under this Plan may be exercised on or after the tenth anniversary of its Grant Date. No SAR granted under this Plan may be exercised after the termination date for the related tandem option with respect to which the SAR was granted.

     Section 5.5 Modification of Option After Grant. Each option and SAR granted under this Plan may be modified after the date of its grant by express agreement between the Company and its holder provided that any such change (i) shall not be inconsistent with the terms of this Plan and (ii) shall be approved by the Committee.

     Section 5.6 Limitations on Transfer. No option or SAR granted under this Plan shall be transferable otherwise than by will or the laws of descent and distribution, and any option or SAR granted under this Plan may be exercised during the lifetime of the person to whom the option shall initially have been granted only by the original grantee.

     Section 5.7 Taxes. The Company shall be entitled, if the Committee deems it necessary or desirable, to withhold (or secure payment from the option holder in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any amount payable and/or shares issuable under any option or SAR granted under this Plan, and the Company may defer such payment or issuance unless indemnified to its satisfaction against any liability for any such tax.

     Section 5.8 No Right to Employment Conferred. Nothing in this Plan or (in the absence of any express provision to the contrary) in any option or SAR granted pursuant to this Plan, shall confer on any person any rights to continue in the employment of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary to terminate such person's employment at any time.


PART 6.  EXERCISE PROCEDURES

     Section 6.l Exercise Notice. Each option and SAR granted under this Plan shall be deemed exercised on the date (the "exercise date") the Company's Secretary (or other person designated by the Company's Chief Financial Officer) shall receive written notice of such exercise signed by the option holder and in a form reasonably satisfactory to the Committee or shall receive other notice of exercise satisfactory to the Committee. An option holder shall not have any rights with respect to shares issuable under any option granted under this Plan by reason of such option until the exercise of that option with respect to those shares.

     Section 6.2 Payment of Exercise Price. The exercise price of shares purchased upon the exercise of an option granted under this Plan shall be paid in full in cash by the option holder at the time of the delivery of such shares provided that the Committee (or any person or persons to whom the Committee shall delegate the authority) may (but need not) permit payment to be made by delivery to the Company of either (i) shares, or (ii) any combination of cash and shares permitted by the Committee (or any such person or persons). In the event any shares shall be transferred to the Company to satisfy all or any part of the exercise price, the part of the exercise price deemed to have been satisfied by such transfer of shares shall be equal to the product derived by multiplying the per share market value as of the date of exercise times the number of shares transferred. Unless the Board shall otherwise determine, any shares transferred to the Company as payment of all or part of the purchase price upon the exercise of any option granted under this Plan shall be utilized as soon as possible to supply the shares deliverable by reason of the subsequent exercise of options under this Plan.


PART 7.  OPTION TERM AND VESTING

     Section 7.l Normal Option Term. Except as otherwise provided in this Plan or the agreement evidencing any SAR and/or option granted under this Plan, the right to exercise any option or SAR granted under this Plan shall terminate at whichever of the following times shall earlier occur: (i) three months after the employment termination date of the original grantee or (ii) the specified expiration date of the option or SAR.

     Section 7.2 Extension of Exercise Time. The Committee in its sole discretion shall have the right (but shall not in any case be obligated) to permit any option or SAR granted under this Plan to be exercised more than three months after the employment termination date of the original grantee or after the specified expiration date specified in the agreement granting such option or SAR, provided that the Committee shall not have the right to permit exercise of any option or SAR on or after the tenth anniversary of its Grant Date or to permit exercise of an SAR after the termination date of the related tandem option.

     Section 7.3 Normal Rule: No Vesting After Employment Termination Date. After an original grantee's employment termination date, the number of shares for which any option or SAR may be exercised shall not increase (pursuant to vesting or other provisions in such option or SAR) but rather shall be limited to the number of shares for such option or SAR could have been exercised immediately prior to the employment termination date provided that: (i) the Committee shall have the right to waive this restriction in whole or in part either at the time such option or SAR is granted or at any later time and (ii) this restriction shall not apply when a different result is prescribed by Section 7.4, Section 7.5 or Part 9.

     Section 7.4  Acceleration of Vesting.

          (a) Discretionary Acceleration. The Committee in its sole discretion shall have the right (but shall not in any case be obligated)(i) to permit purchase of shares under any option prior to the time such shares shall be purchasable under the terms of the agreement granting such option, and/or
     (ii) to permit exercise of an SAR prior to the time such SAR shall be exercisable under the terms of the agreement granting such SAR.

          (b) Automatic Acceleration Upon Change of Control. Upon the occurrence of a Change of Control, every option and SAR outstanding under the Plan at the time of the occurrence of such Change of Control shall be accelerated and may thereafter be exercised with respect to all shares subject to such option or SAR.

     Section 7.5  Retirement, Disability and Death.

          (a)  Special Definitions

          Career Termination - If an individual's employment with the Company and its subsidiaries terminates because of the individual's retirement (as defined in this Section 7.5(a)), Qualified Disability (as defined in this Section 7.5(a)), or death, then such termination shall be deemed a "Career Termination" and the individual shall be deemed a "Career Participant."

          Post-Career Benefits - The term "Post-Career Benefits" as applied with respect to any particular option means the rights under that option which exist solely because of rights arising under this Section 7.5.

          Post-Career Option - Every option or SAR held by a Career Participant in the capacity of original grantee which has a termination date after the Career Participant's Career Termination shall be deemed a "Post-Career Option" for purposes of this Plan.

          Qualified Disability - The term "Qualified Disability" means an injury, disease or disability which the committee shall determine (i) to be the primary cause of the termination of employment of the original grantee of any SAR and/or option and (ii) should entitle the holder of the SAR and/or option to the Post-Career Benefits.

          Retirement - An individual shall be deemed to retire on the date he or she ceases to be employed by the Company or any of its subsidiaries if on that date the individual is at least 55 years of age and has been employed by the Company and/or its subsidiaries for at least five years and if the cessation of employment is not caused by death or a Qualified Disability.

          (b) Vesting Adjustments. Except as otherwise provided in Section 7.5(d), during the period between the Career Termination of the original grantee of any Post-Career Option and the termination date of that option, any shares subject to that option which shall not have been vested at the Career Termination shall vest at the time(s) and in the numbers they would have vested if the original grantee's employment termination date had not occurred.

          (c)  Termination Date Extension.  Except as otherwise provided in
     Section 7.5(d) or Section 7.6, the termination date for each Post-Career Option held by any Career Participant in the capacity of original grantee will be the earlier of (i) the fifth anniversary of his or her Career Termination or (ii) the specified expiration date of that option.

          (d)  Exceptions.

               (1)  Death.  Except as may otherwise be provided pursuant to
          Section 7.5(d)(2):

                    (A) In the event a Career Participant dies, then (except as provided in the next two sentences), the termination date for any Post Career option granted to the decedent in the capacity of original grantee shall be the later of (i) the termination date otherwise established under or pursuant to this Plan or (ii) the first anniversary of the death. The preceding sentence shall not be effective to extend the termination date for any option or SAR for which the termination date shall have occurred prior to the death. If the effect of the first sentence of this paragraph (A) would be to extend the termination date of any option or SAR beyond the day prior to the tenth anniversary of the granting date of the option (or the relevant tandem option), then the termination date shall be the day prior to such tenth anniversary.

                    (B) In the event a Career Termination is caused by death, then all vesting restrictions in each of the Post-Career Options held by the decedent in the capacity of original grantee shall cease to apply upon the decedent's death and the holder of that Option shall be entitled to exercise that Option with respect to any or all of the shares subject to that Option at any time from the Career Termination until the termination date of that option.

               (2) Modification on Grant. The Committee shall have the right at the time of grant of any option or SAR to omit Post-Career Benefits from that option or SAR altogether or to provide benefits with respect to that option or SAR which are different from those prescribed in this Section 7.5. The Post-Career Benefits prescribed in this Section
          7.5 shall apply only to the extent they do not conflict with the express terms specified at the time of the grant of any option or SAR (including terms contained in the agreement evidencing that option or SAR).

               (3) Modification Immediately After Retirement. The Committee in its sole discretion shall have the right to determine that the holder of any particular Post-Career Option should not be entitled after retirement of the relevant original grantee to Post Career Benefits under that option, provided that (i) such right may only be exercised if the Committee elects to exercise such right and notifies the option holder of such exercise within three months after the original grantee's retirement and (ii) such right may be exercised only if the relevant Career Termination is caused by retirement and may not be exercised if the relevant Career Termination is caused by death. If the Committee shall exercise this right, then (i) the termination date of the particular Post-Career Option shall be three months after the Committee gives the option holder notice of its determination (or such later date as the Committee shall adopt as part of its determination) and (ii) the option holder shall not have the right to exercise the option for any shares which were not vested under the option immediately prior to the original grantee's retirement.

     Section 7.6 Noncompete Limitations. If the Committee shall determine that the original grantee or the holder of any particular SAR and/or option has competed with the Company or any of its subsidiaries or has engaged in activity which the Committee determines to be detrimental to the best interests or reputation of the Company or any of its subsidiaries, then the Committee shall have the right to set the termination date of the SAR and/or option for such date as the Committee in its sole discretion deems appropriate (including a date prior to the time of such determination) provided that such right may not be exercised (i) to render any exercise of any option or SAR ineffective (or otherwise diminish the rights of the option holder with respect to that exercise) after the Company shall have issued the shares and/or other consideration issuable by reason of such exercise or (ii) after any Change in Control. The Committee shall have the sole discretion to make any determination under this Section 7.6 and any such determination shall be binding upon all persons concerned.


PART 8.  SHARES SUBJECT TO THIS PLAN

     Section 8.l Basic Rule. Except as otherwise provided in Part 9, the options and SARs granted under this Plan shall be limited so that at any particular time, the result of the following shall never exceed 5,250,000 shares:

          (i) all shares which shall have been purchased at or prior to the particular time upon the exercise of options at any time granted under this Plan, plus

          (ii) all shares for which payment shall be made at or prior to the particular time by reason of exercise of SARs at any time granted under this Plan, plus

          (iii) all shares which may be purchased after the particular time under options granted under this Plan outstanding at the particular time, minus

          (iv) the number of shares which shall have been delivered to the Company at or prior to the particular time to pay the exercise price of options exercised at or prior to the particular time (and all shares cited in this clause (iv) are called "payment shares").

In the event any Option or SAR at any time granted under this Plan shall terminate before it shall have been fully exercised, then all shares formerly subject to such option and the tandem SAR (if any) as to which neither the option nor the Tandem SAR (if any) shall be exercised shall be available for any SAR and/or option subsequently granted in accordance with the provisions of this Plan. The shares sold by the Company under this Plan may be either unissued shares or treasury shares.

     Section 8.2 Limitations on Payment Shares. Payment shares shall not be used for any option (a "Section 16 option") granted to a person who on the Grant Date is subject to the reporting requirements imposed by Section 16 of the Securities Exchange Act of 1934. Unless the Committee expressly prescribes a different result, payment shares received by the Company under this Plan shall be deemed to be used for the first options granted under this Plan after receipt of those payment shares which are not Section 16 options.


PART 9.  ADJUSTMENTS TO REFLECT CAPITAL CHANGES

     Section 9.1 Stock Splits. The number of shares subject to outstanding options and SARs, the number of shares which subsequently become available for purchase under any vesting provisions in options or SARs outstanding under this Plan, the exercise price for which shares may be purchased upon the exercise of outstanding options, the exercise price for shares covered by outstanding SARs and the number of shares available for options and SARs subsequently granted under this Plan shall be appropriately adjusted to reflect any stock dividend, stock split, or other action determined by the Committee to be similar to any of the actions expressly indicated in this sentence in its substantive effect upon this Plan or the options or SARs granted under this Plan.

     Section 9.2 Changes in Capitalization. In the event of any reorganization, recapitalization, reclassification, merger, consolidation or sale of all or substantially all of the Company's assets followed by liquidation or other transaction which is effected in such a way that holders of Common Stock are entitled to receive securities or other assets with respect to or in exchange for Common Stock (a "Capital Change"), the Committee shall make appropriate changes to assure that each outstanding option thereafter represents the right to acquire, in lieu of or in addition to the shares of Common Stock subject to such option, such securities or assets which the holder of such option would have received if all shares subject to such option had been owned by such holder at the record date for such Capital Change by reason of such ownership. In connection with a Capital Change, the Committee shall make such changes in each SAR as the Committee determines appropriate to reflect such Capital Change. The Board of Directors shall have the right to make such changes in the kind of securities or other property available for options and SARs granted under this Plan as the Board deems appropriate to reflect such Capital Change. Unless the Committee shall otherwise determine, a cash distribution on the Company's Common Stock shall not constitute a Capital Change for purposes of this Plan.

     Section 9.3 Final Determinations. The determination of the Committee or the Board as to the nature of the adjustment to be made in response to any event contemplated by this Part 9 shall be binding upon all persons concerned.


PART 10.  AMENDMENT AND TERMINATION OF THIS PLAN

     Section 10.1 Amendment. Except as provided in this Section, the Board shall have complete power and authority to amend this Plan at any time and no approval by the Company's shareholders or by any other person, committee or other entity of any kind shall be required to make any amendment approved by the Board of Directors effective. The Board shall not, however, do any of the following without the affirmative approval of the Company's shareholders: (i) increase the maximum number of shares available for options and SARs granted under this Plan except as provided in Part 9; or (ii) lower the minimum exercise price permitted by this Plan for any option or SAR granted under this Plan except as provided in Part 9. No termination or amendment of this Plan may, without the consent of the individual to whom any SAR and/or option shall theretofore have been granted under this Plan, adversely affect the rights of such individual under such SAR and/or option.

     Section 10.2 Termination. The Board of Directors shall have the right and the power to terminate this Plan at any time. If this Plan is not earlier terminated, this Plan shall terminate on December 31, 2002. No options shall be granted under this Plan after termination of this Plan, but the termination of this Plan shall not have any other effect and any option or SAR outstanding at the time of the termination of this Plan may be exercised after termination of this Plan at any time prior to the termination date of such option or SAR to the same extent such option or SAR would have been exercisable had this Plan not terminated.


PART 11.  ADMINISTRATION OF THE PLAN

     Section 11.1 Committee's Powers. This Plan shall be administered by a committee (herein called the "Committee") designated by the Company's Board of Directors in accordance with the provisions of Section 11.2. The Committee shall have full power and authority to prescribe, amend and rescind rules and procedures governing administration of this Plan. Each action of the Committee which shall be within the scope of the authority delegated to the Committee by this Plan or by the Company's Board of Directors shall be binding on all persons.

     Section 11.2 Committee Membership. The Board shall have the power to appoint and remove members of the Committee provided that each member shall be a director of the Company who is disinterested for purposes of Rule 16b-3 as issued under the Securities Exchange Act of 1934. A person's membership on the Committee shall automatically cease when such person ceases to be a director of the Company or ceases to be disinterested. At any time at which no special Committee shall have been constituted by the Board especially for the purposes of this Plan, all disinterested members of the Compensation Committee established pursuant to the Company's By-Laws shall have all powers and rights delegated to the "Committee" under this Plan.

     Section 11.3 Committee Action. Unless the Board or the Committee shall expressly decide to the contrary, a majority of the members of the Committee shall constitute a quorum and any action taken by a majority of the Committee members at a meeting at which a quorum is present shall be deemed an act of the Committee. No member of the Committee shall be liable for any action or omission relating to his or her service on the Committee.


PART 12.  INTERPRETATION OF THIS PLAN

     Section 12.1 Definitions. Each term defined in this Section 12.1 has the meaning indicated in this Section 12.1 whenever such term is used in this Plan.

          Board - The term "Board of Directors" and the term "Board" each means the Board of Directors of the Company as constituted at the time as of which such term shall be applied.

          Committee - The term "Committee" has the meaning such term is given in
     Section 11.1 of this Plan.

          Company - The term "Company" means Safety-Kleen Corp.

          employment termination date - The term "employment termination date" as applied to the original grantee of any SAR and/or option granted under this Plan means the first date on which such original grantee shall not be employed by either the Company or any subsidiary for any reason (including but not limited to voluntary termination of employment, involuntary termination of employment, retirement, disability or death). The Committee may specify in the original terms of any SAR and/or option granted under this Plan, or if not so specified, shall determine whether an authorized leave of absence or absence on military or government service or absence for any other reason shall constitute a termination of employment for the purposes of this Plan.

          exercise price - The term "exercise price" as applied to any option granted under this Plan means the price per share at which shares may be purchased upon exercise of such option established as prescribed in this Plan.

          Grant Date - The term "Grant Date" has the meaning given such term in
     Section 5.3 of this Plan.

          Incentive Stock Option or "ISO" - Each of these terms means an option which qualifies as an incentive stock option under the provisions of
     Section 422 of the Internal Revenue Code or any successor provision.

          nonqualified option or "NQO" - Each of these terms has the meaning it is given in Section 3.3.

          option - Each of the terms "option" and "stock option" has the meaning such term is given in Section 3.1 of this Plan.

          original grantee - The term "original grantee" as applied with respect to any SAR or option means the person to whom that SAR or option was originally granted.

          per share market value - The term "per share market value" on any given date shall be the fair market value of one share on the given date determined in such manner as shall be prescribed by the Committee, provided that in the absence of any specific instructions from the Committee to the contrary, the "per share market value" on any given date shall be equal to the last per share sales price reported for the shares for the given date in The Wall Street Journal (if sales for the shares shall be reported for the given date in The Wall Street Journal) or (if no sales of the shares shall be reported for the given date in The Wall Street Journal) for the first date prior to the given date for which sales of the shares shall be reported in The Wall Street Journal.

          Rule 16b-3 - The term "Rule 16b-3" has the meaning such term is given in Section 11.2 of this Plan.

          SAR - the term "SAR" has the meaning such term is given in Section 4.1 of this Plan.

          share - The term "share" when used in relationship to the Company means a share of the Company's Common Stock.

          shareholder - The term "shareholder" when used in relationship to the Company means a person who owns shares.

          specified expiration date - The term "specified expiration date" as applied to any option granted under this Plan means the date specified in the agreement between the Company and the original grantee as the expiration date of that option. If no expiration date shall be specified in the option agreement relating to any option, then the specified expiration date of that option shall be the day prior to the tenth anniversary of the Grant Date of that option. Unless otherwise expressly indicated in the agreement granting any SAR under this Plan, the specified expiration date of the SAR shall be the same as the specified expiration date of the related tandem option.

          spread - The "spread" on any option on any particular date shall be the remainder derived by subtracting the exercise price of the option from the per share market value on the particular date. The "spread" on any SAR shall be equal to the spread on the related tandem option.

          subsidiary - Any entity shall be deemed to be a "subsidiary" if either
     (i) securities issued by such entity entitling the owner thereof to elect a majority of the entity's board of directors (or other governing body) are owned and controlled directly or indirectly by the Company or (ii) the Company owns directly or indirectly an equity interest in such entity and the Committee specifically designates such entity as a "subsidiary" for purposes of this Plan.

          termination date - The "termination date" for any option or SAR shall be the date after which that option or SAR may not be exercised as specified in this Plan or established pursuant to this Plan.

          vesting - An option or SAR shall be deemed to "vest" with respect to any particular shares subject to that option or SAR when all restrictions on the holder's rights to exercise the option or SAR with respect to those shares shall have ceased to apply (other than the restriction against exercising the option or SAR after its termination date).

     Section 12.2 No Strict Construction. No rule of strict construction shall be applied against the Company, the Committee, or any other person in the interpretation of any of the terms of this Plan, any option or SAR granted under this Plan or any rule or procedure established by the Committee.

     Section 12.3 Plan Provisions Control Option Terms. In the event any provision of any option or SAR granted under this Plan shall conflict with any term in this Plan as constituted on the Grant Date of such option or SAR, the term in this Plan as constituted on the Grant Date of such option or SAR shall control. Except as provided in Part 9, the terms of any option or SAR granted under this Plan may not be changed after the Grant Date of such option without the express approval of the holder of such option or SAR.

     Section 12.4 Committee's Interpretations Conclusive. The Committee shall have full power and authority to interpret the terms of this Plan, the terms of any option or SAR granted under this Plan, and the rules and procedures established by the Committee. Any determination made by the Committee as to the meaning of or requirements imposed by or rights of any persons under this Plan, any option or SAR granted under this Plan, or any rule or procedure established by the Committee shall be binding upon all persons concerned.


PART 13.  MISCELLANEOUS

     Section 13.1 Title. The Plan described herein shall be known as the "Safety-Kleen 1993 Stock Option Plan" and is referred to herein as this "Plan".

     Section 13.2 Effective Date. This Plan was approved by the affirmative votes of the record holders of a majority of the shares of Common Stock present, or represented, and entitled to vote at the annual meeting of the Company's shareholders held on May 14, 1993 and became effective on that date. The Board adopted an amendment to the Plan on November 12, 1993. This version of the Plan incorporates that amendment.

     Section 13.3 Expenses of the Plan. The Company shall pay all expenses incurred to administer the Plan.

     Section 13.4 Choice of Law. Every option and SAR at any time granted under this Plan shall be deemed to be a contract made under the laws of the State of Illinois. For all purposes, both this Plan and every option and SAR granted under this Plan shall be construed in accordance with and governed by the laws of the State of Illinois.

P R O X Y

[SAFETY-KLEENL LOGO]
    1000 NORTH RANDALL ROAD . ELGIN, ILLINOIS 60123-1499

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Russell A. Gwillim and Karl G. Otzen, and either of them are appointed Proxies, with power of substitution, to vote all stock of the undersigned at the annual meeting of shareholders to be held May 10, 1996 at 10:00 a.m. at The Westin Hotel O'Hare, 6100 River Road, Rosemont, Illinois 60018, and at any adjournment thereof, upon the matters mentioned hereafter, and in their discretion upon such matters as may properly come before said meeting. Receipt of Notice, dated March 22, 1996 of Annual Meeting and accompanying Proxy Statement is acknowledged, and any Proxy previously given is revoked.

Election of Directors, Nominees:          COMMENTS: (change of address)
Donald W. Brinckman, Marcia E. Williams
and W. Gordon Wood                        -----------------------------------

                                          -----------------------------------

                                          -----------------------------------

                                          -----------------------------------
                                          (If you have written in the above
                                          space, please mark the corresponding
                                          box on the reverse side of this
                                          card)


YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.


                                                                     SEE REVERSE
                                                                         SIDE

--------------------------------------------------------------------------------


[X] Please mark your votes as in this example.                          | 2897
                                                                          ----

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS, FOR PROPOSAL 2 AND AGAINST PROPOSALS 3 AND 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. Election of Directors, nominees:

   D.W. Brinckman, M.E. Williams and W. G. Wood

                       FOR    WITHHELD
                       [_]      [_]

   For, except vote withheld from the following nominee(s):
   ---------------------------------------------------------

2. Approval to amend the 1993 Stock Option Plan

                  FOR    AGAINST    ABSTAIN
                  [_]      [_]        [_]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 3 AND 4.

3. A shareholder proposal that the Company declassify the Board of Directors.

                  FOR    AGAINST    ABSTAIN
                  [_]      [_]        [_]

4. A shareholder proposal regarding "Golden Parachute" agreements.

                  FOR    AGAINST    ABSTAIN
                  [_]      [_]        [_]


[_]  Change of Address Comments on Reverse Side



SIGNATURE(S) __________________________________________________DATE __________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

 The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.